UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  July 31, 2024

UR-ENERGY INC.
(Exact name of registrant as specified in its charter)

Canada	001-33905	Not applicable
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

10758 W Centennial Road, Suite 200 Littleton, Colorado	80127
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code: (720) 981-4588

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class:	Trading Symbol(s)	Name of each exchange on which registered:
Common Stock	URG (NYSE American): URE (TSX)	NYSE American; TSX

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01 Other Events.

As previously reported, on July 29, 2024, Ur-Energy Inc. (the “Company”) issued and sold 57,150,000 of the Company’s common shares, no par value (the “Common Shares”), at a public offering price of $1.05 per Common Share, in an underwritten public offering pursuant to the Underwriting Agreement (the “Underwriting Agreement”), dated July 26, 2024, between the Company and Cantor Fitzgerald & Co., as representative of the underwriters named therein (the “Underwriters”).

Under the terms of the Underwriting Agreement, the Company granted the Underwriters a 30-day option to purchase up to 8,572,500 additional Common Shares (the “Option Shares”) at a public offering price of $1.05 per Option Share, less underwriting discounts and commissions (the “Underwriters’ Option”). On July 30, 2024, the Underwriters exercised in full their option to purchase the Option Shares. The exercise closed on July 31, 2024. The gross proceeds to the Company from the exercise of the Underwriters’ Option are expected to be approximately $9.0 million, before deducting underwriting discounts and commissions and other estimated offering expenses payable by the Company, or approximately $69.0 million in aggregate for the offering (including the exercise of the Underwriters’ Option). All of the securities in the offering are being sold by the Company.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Ur-Energy Inc.

Date: July 31, 2024	By:	/s/ Penne A. Goplerud
Name: Penne A. Goplerud
Title: Corporate Secretary and General Counsel

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